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                                                                   Exhibit 23.05


                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement on Form S-3, with respect to an aggregate of approximately $250,000,000 of common stock of Lernout & Hauspie Speech Products N.V., of our report dated February 11, 2000 (March 7, 2000 as to Note 14), appearing in the Annual Report on Form 10-K of Dictaphone Corporation and subsidiaries for the year ended December 31, 1999, which is incorporated by reference in Form 8-K/A of Lernout & Hauspie Speech Products N.V. filed with the Securities and Exchange Commission on May 25, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
________________________________
Deloitte & Touche LLP

Hartford, Connecticut

August 23, 2000